EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-55020 and No. 333-82874) of Align Technology, Inc. of our report dated February 7, 2003 relating to the consolidated financial statements and financial statement schedule, which appear in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

San Jose, CA

March 27, 2003